UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.

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14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2018

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s 2018 Annual Shareholders’ Meeting will be held on Thursday, May 10, 2018, at 1:00 p.m., Central Time. You may attend the meeting and vote your shares electronically as part of our virtual meeting of shareholders by visiting www.virtualshareholdermeeting.com/CHRW2018. The meeting will be completely virtual. You will need the control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or Proxy Card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts. The purposes of the meeting are:

1.	To elect nine directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditor for the fiscal year ending December 31, 2018;

4.	To consider a shareholder proposal on the feasibility of greenhouse gas disclosure and management; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Our Board of Directors has selected Wednesday, March 14, 2018, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our Annual Meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Thursday, March 29, 2018, we will have completed mailing of the Notice of Internet Availability of Proxy Materials to our shareholders. The notice has instructions on how to access our 2018 Proxy Statement and Annual Report, attend our virtual meeting, and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 29, 2018

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2018 ANNUAL MEETING OF SHAREHOLDERS

May 10, 2018

This Proxy Statement is soliciting your proxy for use at the C.H. Robinson Worldwide, Inc.’s 2018 Annual Shareholders’ Meeting. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be completely virtual and held at 1:00 p.m. Central Time on Thursday, May 10, 2018. You may attend the meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/CHRW2018. The proxy can also be used at any adjournment or postponement of the Annual Meeting.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect nine directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditor for the fiscal year ending December 31, 2018;

4.	To consider a shareholder proposal on the feasibility of greenhouse gas disclosure and management; and

5.	To conduct any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We provide our shareholders with the opportunity to access the 2018 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge, if that is your preference. The notice contains a control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders on March 29, 2018.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 14, 2018, are entitled to vote at our Annual Meeting. March 14, 2018, is referred to as the record date. As of the record date, 140,354,214 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes during the Annual Meeting, or has properly submitted a proxy by mail, by telephone, or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding Common Stock as of March 14, 2018, must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:

•	By Internet: You can vote your shares using the internet at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 p.m. Eastern Time on Wednesday, May 9, 2018. You will need the control number that was included in the notice that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

•	By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the control number provided on your notice. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 9, 2018. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

•	By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 9, 2018, for all shares entitled to vote. You may also attend and vote your shares at the Annual Meeting. The company will be hosting the Annual Meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/CHRW2018 and be sure to have the control number provided to you on your Notice of Internet Availability of Proxy Materials or Proxy Card. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the director nominees named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•	FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	AGAINST the shareholder proposal requesting the issuance of a report on assessing the feasibility of total greenhouse gas emissions disclosure and management.

Generally, a shareholder who does not vote in person or by proxy on a nominee or a proposal is not considered present for the purpose of determining whether the nominee is elected or the proposal has been approved. Brokers cannot vote shares on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer, but may vote shares on “routine” proposals without such instructions. The only routine proposal among the four listed above is the proposal to ratify the selection of Deloitte & Touche. If a broker does not receive voting instructions from its customer with respect to the other non-routine proposals and is precluded from voting on those proposals, then a “broker non-vote” occurs. If a broker returns a proxy indicating a lack of authority to vote on non-routine proposals, the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote on the non-routine proposals.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the proposals involving the election of directors, the ratification of Deloitte & Touche, and the shareholder proposal:

•	If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and calculating the shares present and entitled to vote on the nominee or the proposal and, accordingly, will have the same effect as a vote against the nominee or proposal.

•	If you do not vote (or a broker non-vote occurs) on a nominee or a proposal, your shares will not be deemed present for the purposes of calculating the vote on that nominee or proposal and will generally have no impact on determining whether the nominee is elected or the proposal is approved.

With regard to the advisory proposal on the compensation of our named executive officers:

•	If you abstain or do not vote (or a broker non-vote occurs) on this proposal, the abstention or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory vote on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, provided that a quorum is present at the Annual Meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the corporate secretary’s attention at the company’s address listed above, or during the Annual Meeting.

Shareholder Proposals and Other Matters

In November 2017, we received written notice of a shareholder proposal, and that shareholder proposal is described in detail within this Proxy Statement. As of the date of this Proxy Statement, except for the shareholder proposal and the other matters described in this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The director nominees of the C.H. Robinson Board of Directors are each running to be elected to serve one-year terms. The Board of Directors has set the number of directors constituting the Board of Directors at nine.

Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Timothy C. Gokey, Mary J. Steele Guilfoile, Jodee A. Kozlak, Brian P. Short, James B. Stake, and John P. Wiehoff are directors whose terms expire at the 2018 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Guilfoile and Ms. Kozlak, and Messrs. Anderson, Ezrilov, Fortun, Gokey, Short, Stake, and Wiehoff for election to the Board of Directors at the Annual Meeting for terms of one year each. Each has indicated a willingness to serve. Mr. Gokey is standing for election by the shareholders for the first time at the Annual Meeting. He was identified as a potential candidate for the Board of Directors by a third-party search firm and appointed by the Board of Directors on October 17, 2017.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Guilfoile and Ms. Kozlak, and Messrs. Anderson, Ezrilov, Fortun, Gokey, Short, Stake, and Wiehoff unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the director nominees, except for John P. Wiehoff, are independent under the current standards for “independence” established by the Nasdaq Stock Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

•	For Mr. Anderson, goods and services provided in the ordinary course of business by the company to Patterson Companies, Inc., where Mr. Anderson was employed during 2017, and which were immaterial to either companies’ revenues or operations in the last three fiscal years.

•	For Mr. Gokey, services provided in the ordinary course of business on behalf of the company by Broadridge Financial Solutions where Mr. Gokey is employed, and which were immaterial to either companies’ revenues or operations in the last three fiscal years.

•	For Mr. Short, services provided in the ordinary course of business by Admiral Merchants Motor Freight, Inc. (“AMMF”), an entity in which, together with a number of his family members, Mr. Short holds a controlling interest. In 2017, AMMF provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive health plan administration services and health claim stop loss insurance products from UnitedHealth Group Incorporated, of which Marianne D. Short, a sister of Mr. Short, was the chief legal officer during 2017. The amounts paid to UnitedHealth Group for such services and products were immaterial to either companies’ revenue or operations in the last three fiscal years.

The Board considered these relationships and their significance in determining that these directors are independent. Information concerning the nominees is below.

Director Biographies and Qualifications

Scott P. Anderson

Scott P. Anderson, 51 years old, has been a director of the company since 2012. He is a special advisor to Patterson Companies, Inc. He served as president and chief executive officer of Patterson Companies, Inc. from 2010 to 2017. In April 2013, he was elected the additional responsibility of chairman of the board. Mr. Anderson has worked with Patterson Companies since 1993. Prior to June 2006, when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson is a past chairman of the Dental Trade Alliance.

Mr. Anderson is a trustee of Gustavus Adolphus College. He serves on the board of directors of the Ordway Theater. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and a Bachelor of Arts degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson Companies. He also has public company board experience, having served as a member of Patterson’s Board of Directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales, and vice president, marketing. Mr Anderson meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Robert Ezrilov	Robert Ezrilov, 73 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of BNG Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science in Business degree at the University of Minnesota.

Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has experience from previous service as a director of other public companies.

Wayne M. Fortun	Wayne M. Fortun, 69 years old, has been a director of C.H. Robinson since 2001. Mr. Fortun joined Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer, in 1975 and until 1983, he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer and was appointed to the Board of Directors. In October 2012, he was appointed chairman of the board and retired as CEO. In October 2016, he retired as chairman of the board.

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K Services, Inc.

Timothy C. Gokey	Timothy C. Gokey, 56 years old, joined C.H. Robinson as a director in 2017. Mr. Gokey currently serves as President and Chief Operating Officer at Broadridge Financial Solutions. He joined Broadridge Financial Solutions in 2010 as Chief Corporate Development Officer. Mr. Gokey was promoted to Corporate Senior Vice President and Chief Operating Officer in 2012. He was appointed to President of Broadridge in September 2017. Prior to Broadridge, Mr. Gokey served as President, Retail Tax for H&R Block from 2004-2009 and also as a Partner at McKinsey & Company. Mr. Gokey earned a Doctorate in Finance and an undergraduate degree in Philosophy, Politics, and Economics from the University of Oxford, where he studied as a Rhodes Scholar. He is a graduate of Princeton University, where he earned a Bachelor of Arts in Public Affairs and Management Engineering.

Through his service as president and chief operating officer of Broadridge Financial Solutions Mr. Gokey has developed exceptional leadership and execution skills and has broad public company knowledge and expertise. He is also deeply involved in Broadridge’s international operations and technology organization. In his prior roles with Broadridge, as well as H&R Block and McKinsey & Company, Mr. Gokey has demonstrated expertise in the areas of mergers and acquisitions, sales and marketing and other growth related activities. Mr. Gokey meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Mary J. Steele Guilfoile	Mary J. Steele Guilfoile, 64 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and various merger integration, executive management and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (NYSE: IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (NYSE: VLY), and Hudson, Ltd (NYSE: HUD), where she serves as chairman of the Audit Committee. Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and a Bachelor of Science degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the boards of Interpublic and Valley National. Ms. Guilfoile meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Jodee A. Kozlak	Jodee Kozlak, 55 years old, joined C.H. Robinson as a director in 2013. Ms. Kozlak is the founder and CEO of Kozlak Capital Partners, LLC, a private consulting firm. Prior to this role, Ms. Kozlak served as the global senior vice president of human resources of Alibaba Group from February 2016 to November 2017. Prior to joining Alibaba Group, Ms. Kozlak was the executive vice president and chief human resources officer of Target Corporation from March 2007 until February 2016. Prior to joining Target in 2001, Kozlak was a partner in the litigation practice of Greene Espel, PLLP, a Minnesota law firm. She also previously served as a senior associate at Oppenheimer Wolff & Donnelly and a senior auditor at Arthur Andersen & Co., both in Minneapolis. Ms. Kozlak is past president of the board of directors of The Guthrie Theater, and a member of the board of overseers for the Carlson School of Management and the Stanford Advisory Board on Longevity. She received a Bachelor of Arts degree in Accounting from the College of St. Thomas and earned her Juris Doctor degree from the University of Minnesota.

Through her service as Target’s executive vice president of human resources, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development. Ms. Kozlak’s experience with Target has also given her a deep understanding of executive compensation within a public company.

Brian P. Short	Brian P. Short, 68 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, Allina Hospitals and Clinics, and William Mitchell College of Law. He also serves on the Board of Directors of the St. Francis Mission Foundation, the Advisory Council to the Law School of the University of Notre Dame and the Board of Governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides valuable insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

James B. Stake	James B. Stake, 65 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Corporation in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member and chairs the compensation committee for Otter Tail Corporation (NASDAQ: OTTR), is chairman of the board for Ativa Medical Corp., and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science in Chemical Engineering from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective for the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff	John P. Wiehoff, 56 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 24 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Scott P. Anderson, Robert Ezrilov, Wayne M. Fortun, Timothy C. Gokey, Mary J. Steele Guilfoile, Jodee A. Kozlak, Brian P. Short, James B. Stake, and John P. Wiehoff as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (or the “Board”) has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting. In 2017, all of the director nominees attended the Annual Meeting.

During 2017, the Board of Directors held four meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Scott P. Anderson	x		Chair
Robert Ezrilov	x	x
Wayne M. Fortun		Chair	x
Timothy C. Gokey	x		x
Mary J. Steele Guilfoile		x	x
Jodee A. Kozlak		x	x
Brian P. Short	x		x
James B. Stake	Chair	x

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed chairman of the board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of chairman and of chief executive officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as chairman, it considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of many of our directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to shareholder inquiries that are directed to the independent directors. Mr. Anderson serves as the Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee is responsible for the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the vice president of risk of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual enterprise risk assessment of the company, which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable Nasdaq listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that all five members of the Audit Committee, Messrs. Anderson, Ezrilov, Gokey, Short, and Stake, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review, and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with applicable rules of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results, and earnings releases and the adequacy of our internal controls and procedures;

(6)	Reviewing the risk management status of the company; and

(7)	Reviewing and approving related-party transactions.

The Audit Committee held eight meetings during 2017. The Audit Committee has engaged Deloitte & Touche LLP as the independent auditor for fiscal year 2018 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 38 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable Nasdaq listing standards and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee has oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee held four meetings during 2017. See 2017 Compensation Discussion and Analysis beginning on page 14 including Section VI, Compensation Process, beginning on page 22, for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 34 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable Nasdaq listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board;

(3)	Reviewing and revising the company’s Corporate Governance Guidelines, including recommending any necessary changes to the Corporate Governance Guidelines to the Board;

(4)	Leading the Board in an annual review of the performance of the Board and the Board committees;

(5)	Making recommendations to the Board regarding Board committee assignments;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements;

(7)	Making recommendations to the Board with respect to the compensation of non-employee directors; and

(8)	Periodically reviewing with the company’s chief legal officer developments that may have a material impact on the company’s corporate governance programs, including related compliance policies.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held five meetings during 2017.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc., Board of Directors, c/o C.H. Robinson corporate secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the corporate secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees using the same selection criteria and qualifications as nominees identified by other sources, as described below. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board, regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s corporate secretary, either by personal delivery or by United States mail, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the corporate secretary no later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee, and to serve as a director if appointed by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson Common Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the committee. A member of the committee will contact for further review those candidates whom the committee believes are qualified, who may fulfill a specific need of the Board of Directors, and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2018 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2019 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2017, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $30,000, and the chairs of the

Governance and Compensation Committees each received an additional annual retainer of $20,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual Board retainer in company stock no later than five years after joining the Board of Directors. We base the stock ownership requirements on all shares of company stock deemed owned by a director, which includes vested stock options, vested and unvested restricted stock units, and stock beneficially owned by the director, including owned in a trust, by a spouse, or by dependent children for our directors.

In 2017, the Board of Directors granted each director a fully vested restricted stock unit award valued at $135,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
Scott P. Anderson	$105,000		$135,000	$240,000
Robert Ezrilov	95,000		135,000	230,000
Wayne M. Fortun	105,000		135,000	240,000
Timothy C. Gokey	23,750	(2)	33,750	57,500
Mary J. Steele Guilfoile	95,000	(3)	135,000	230,000
Jodee A. Kozlak	90,000	(2)	135,000	225,000
Brian P. Short	95,000	(2)	135,000	230,000
James B. Stake	115,000	(4)	135,000	250,000

(1)	The dollar value reflected in this column was awarded as fully vested restricted stock units of the company. Shares equal to the of number restricted stock units will be distributed to the director after his or her board membership terminates.
(2)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.
(3)	The director has elected to receive one half of their Board retainer in fully taxable unrestricted shares of company stock and the balance of his or her Board and committee retainers in cash.
(4)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, Mary J. Steele Guilfoile, Jodee A. Kozlak, and James B. Stake. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

2017 COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion & Analysis (“CD&A”) describes the background, objectives, and structure of our executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 27, which provide further historical compensation information for the following Named Executive Officers (“NEOs”):

•	John P. Wiehoff, Chief Executive Officer

•	Andrew C. Clarke, Chief Financial Officer

•	Robert C. Biesterfeld, Chief Operating Officer and President of North America Surface Transportation[1]

•	Chad M. Lindbloom, Chief Information Officer

•	Michael J. Short, President of Global Freight Forwarding

I. Executive Summary

Key Compensation Philosophy and Structure

Our overall compensation philosophy remains well aligned with our shareholders as well as our performance culture, growth strategy, and desire and ability to attract and retain high-quality executives.

We:

•	Pay for performance;

•	Reward profitable long-term growth; and

•	Align the interests of management with our shareholders.

The company reviews general industry survey data prepared by an independent compensation consultant to assess market competitiveness of the components of NEO compensation, including the appropriate mix of cash and equity. The company also relies on broader survey data to assess market competitiveness of executive compensation components. Internal equity is an important and necessary consideration in valuing jobs. Individual pay decisions are made based on a variety of factors, such as company, business unit and individual performance, scope of responsibility, critical needs and skills, leadership potential, and succession planning.

Compensation component considerations are as follows:

•	Base salaries: Base salaries are market-based, generally reflecting the 25th-50th percentile of our defined market for talent.

•	Annual incentive compensation: Annual incentive compensation for 2017 was based on the following:

•	For our CEO, the annual incentive was 100 percent of base salary at target, and was based on enterprise adjusted pre-tax income (“APTI”). APTI is defined as pre-tax income, adjusted to exclude executive bonuses and unusual or extraordinary items.

•	For operating executive officers, the annual incentive varied from 25 percent to 80 percent of base salary at target, and is tied to the APTI of the business division and/or region of responsibility for the executive.

•	For administrative executive officers, the annual incentive at target varied between 50 percent and 70 percent of base salary, and is based on enterprise APTI.

[1]	Robert C. Biesterfeld was appointed to Chief Operating Officer as of March 1, 2018.

•	The maximum annual incentive that may be paid is two times the executive’s planned annual incentive at target.

•	Threshold and maximum performance goals for NEOs were set at 70 percent and 120 percent of the relevant APTI targets, respectively.

•	Equity compensation: Restricted stock awards continue to be performance-based. Beginning with grants issued in 2015, incentive stock options now vest ratably over five years. We believe options are an inherently performance-based instrument because stock price appreciation must occur for the value to be delivered. Time-based vesting allows flexibility and liquidity for our executives not present in our performance-based share awards. It is also more consistent with market-based practices and therefore, supports our philosophy of providing compensation that is necessary to attract, retain, and motivate high-quality executives.

Equity compensation is approximately 50 percent of the value of target total direct compensation (salary plus target annual incentive plus grant date fair value of equity awards) for our executives, and 62 percent of target total direct compensation for our CEO. Because equity compensation is a significant component, it is important that our equity compensation instruments are consistent with market practices and viewed as competitive for top executive talent.

•	Mix of fixed and variable compensation: The mix of pay between fixed and variable compensation, and the portion of variable compensation linked to performance vesting and the value of company common stock, are consistent with our philosophy of strong linkage between pay and performance. It also puts a substantial percentage of our executives’ compensation at risk. As reflected in the following charts, 83 percent of Mr. Wiehoff’s 2017 target total direct compensation was variable or “at-risk,” and 69 percent of the 2017 target compensation for our other NEOs was variable or “at-risk.”

•	Stock ownership guidelines: As noted above, equity is a significant portion of total executive compensation, and our robust stock ownership guidelines reinforce our performance-based culture and the alignment of management and shareholder interests. Equity ownership guidelines for executive officers are as follows:

•	CEO: 6 times base salary

•	Other NEOs: 3 times base salary

•	Other direct reports to the CEO: 3 times base salary

It is expected that new or recently promoted members of the executive team will achieve the appropriate level of ownership within five years of their appointment.

2017 Performance Highlights and Incentive Payouts

In 2017, challenging market conditions impacted our results. We had volume increases in all of our service lines, but also experienced decreased transportation net revenue margins, driven by increases in transportation

CEO 2017 TARGET COMPENSATION Base Salary 17% Non-Equity Incentive 21% Equity Incentive 62% ISOs 50% Performance Shares 50% At-Risk Pay At-Risk Pay 83% NEO 2017 TARGET COMPENSATION Base Salary 31%Non-Equity Incentive 21% Equity Incentive 48% ISOs 50% Performance Shares 50% 31% At-Risk Pay 69%

costs. Margin compression in our North American Surface Transportation (“NAST”) business negatively impacted our net revenues. As a result, our NAST and enterprise performance was below our target performance goals. This resulted in below-target incentive payouts under our annual cash incentive plan for four of our NEOs, and lower vesting in our performance-based equity awards for all NEOs. Our enterprise APTI, which is the measure we used to determine annual non-equity incentive payments for three of our NEOs in 2017, decreased 10 percent in 2017.

NAST APTI decreased 8 percent in 2017. This was primarily due to margin compression, partially offset by increased volumes. NAST APTI is the performance measure for Mr. Biesterfeld, one of our 2017 NEOs.

2017 Global Forwarding APTI increased 13 percent. This was primarily due to an increase in net revenues driven by higher volumes, partially offset by increased operating expenses. Global Forwarding APTI was the annual incentive compensation performance measure for one of our 2017 NEOs, Mr. Short.

Say On Pay

The Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of NEOs. At our 2017, 2016, and 2015 Annual Meetings, our say-on-pay proposals received “for” votes that represented approximately 90 percent, 84 percent, and 84 percent respectively, of the shares voted on the proposals. The Compensation Committee considered the results of these say-on-pay votes and other shareholder feedback when evaluating our compensation practices and policies in 2017, and when setting the compensation of our NEOs for 2017. The Compensation Committee believes that our say-on-pay proposal results demonstrate shareholders’ support of our compensation practices.

II. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, a significant portion of the cash compensation of our managers is based on the growth and profitability of their office. Performance based compensation makes up a significant portion of our employees’ total compensation package. In addition, approximately 2,617 employees, or over 17 percent of our total employees, hold equity they received through our 2013 equity incentive plans and our predecessor plans (collectively “Equity Plans”).

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive officer compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Pay incentive compensation aligned with company earnings growth at various levels;

(3)	Emphasize both team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executive officers are based on several factors, including individual performance, level of responsibility, unique skills of the executive, tenure, and demands of the position.

III. Key Compensation Practices

Our compensation framework and pay-for-performance practices provide appropriate incentives to our executive officers to achieve our financial goals and better align our executives with our shareholders’ interests.

Practices We Employ	Practices We Avoid

Executive compensation and incentive payouts are subject to the approval of our independent Compensation Committee	No guaranteed bonuses

Pay opportunity is competitive with the 25th-50th percentile of general market data of similarly-sized companies. Performance determines a majority of actual earned pay and can be above or below the pay opportunity	No supplemental pension or executive retirement plan (SERP) benefits

A significant portion of pay is at risk and performance based	No repricing of underwater options or stock appreciation rights without shareholder approval

Performance metrics are directly tied to the driver of shareholder value (APTI)	No hedging or pledging of company shares

Appropriate caps on incentive plan payouts	No discounted option or SAR grants

Performance based restricted stock and stock option grants to create alignment with shareholders	No executive only severance plan

Executives are subject to robust stock ownership guidelines

Equity compensation subject to forfeiture if executive violates company employment agreements

Our Compensation Committee is comprised entirely of independent directors

Our Compensation Committee engages an independent consultant

Our Compensation Committee regularly meets in executive session without management present

IV. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executive officers as part of a total compensation package necessary to attract, retain, and motivate high quality executives. Our 2017 base salaries generally reflect the 25th to 50th percentile of our defined market for talent.

Base salaries are reviewed annually. The Salary column of the Summary Compensation Table on page 27 contains the annual base salary earned for 2017 for each of the NEOs.

Non-Equity Incentive Plan Compensation (“annual incentive compensation”)

The primary objectives of our annual non-equity incentive plan compensation (“annual incentive compensation”) are to motivate our people to grow our company profits and align pay with annual company performance.

The Compensation Committee approves an individualized incentive compensation plan for each NEO early in the calendar year. NEO annual incentive compensation amounts are set as a percentage of their base salary, to reflect the executive’s responsibilities, performance, and contribution to overall company goals. The financial measure used to determine incentive compensation is APTI.

Each year, the Compensation Committee establishes target APTI growth for the enterprise and the divisions at levels that are consistent with the company’s expected results. Given the transactional nature of a significant portion of our business and our fluctuating net revenue margins due to market conditions, historically, the company has found it difficult to forecast short-term performance. As such, we believe it is important to align targets more closely with our long-term growth goals, with some consideration given to shorter-term market trends and divisional business plans. Our annual targets should not vary significantly year to year, except under unusual circumstances.

The threshold, target, and maximum levels of APTI growth are set each year with the following objectives:

•	The relative difficulty of achieving each level is consistent from year to year;

•	The target level is challenging but achievable, and reflects planned company performance. The performance ranges within which threshold and maximum incentive payouts can be earned are generally consistent with the range of financial results within which performance is expected to occur; and

•	A threshold payment is made to reward partial achievement of the target, and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance.

For performance between threshold and target or target and maximum, the achievement percentage is determined by linear interpolation. The performance range for the annual incentive compensation target for NEOs ranges from 70% of target at threshold and 120% of target at maximum. The NEO annual incentive compensation plan is capped at 2 times the target opportunity. The Compensation Committee certified the following actual performance levels and percentage of target payout for each of the NEOs.

In 2017, the Compensation Committee established these APTI targets based on the expectation that our stated long-term diluted earnings per share growth rate for the company will be in the range of 7 to 12 percent. The 2017 NEO annual incentive compensation targets and actual results are shown in the following table:

2017 NEO Annual Incentive Compensation Metrics	Target	Actual
Enterprise APTI growth (1)	7%	-10%
North America Surface Transportation APTI growth (2)	7%	-8%
Global Forwarding APTI growth (3)	10%	13%

(1)	In 2017, Mr. Wiehoff, Mr. Clarke, and Mr. Lindbloom were paid based on Enterprise APTI.
(2)	In 2017, Mr. Biesterfeld was paid based on NAST APTI.
(3)	In 2017, Mr. Short was paid based on Global Forwarding APTI.

Incentive compensation plans are reviewed annually. The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 27 contains the annual incentive compensation earned for 2017 for each of the NEOs.

Equity Compensation

We use equity compensation as our primary tool for aligning our executives with long-term shareholder interests, rewarding them for the achievement of overall company performance, and retaining them at C.H. Robinson. Equity compensation for our executive officers is performance based and highly variable based on growth in company earnings and stock price appreciation. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved 2013 Equity Incentive Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, stock units, and other types of equity compensation. Executive officers, other employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity compensation.

NEO Awards

Equity awards made to our NEOs in 2017 were granted in the form of performance shares and time-based incentive stock options weighted equally by fair value. Both the performance shares and time-based incentive stock options awards vest over five calendar years. Given the large percentage of their total compensation that is equity, the performance vesting formula that is based solely on growth in company profitability, and the long-term nature of the vesting and delivery, we believe these awards are an effective tool for creating long-term ownership, aligning our executives’ interests with those of our shareholders, and linking executive officer compensation to company performance. While the five year vesting for both performance shares and incentive options is a longer period than most companies use, this was done purposefully, to reinforce the long-term retentive intent of these awards.

Equity awards are reviewed and granted annually. The Stock Awards and Option Awards columns of the Summary Compensation Table on page 27 contain the grant date fair value of the equity awards granted during 2017 to each of the NEOs.

Performance Shares

For our performance share awards, vesting may occur each year for up to five calendar years, based on company performance. Any performance shares that are unvested at the end of the five years are forfeited back to the company. Performance vesting is constructed in a manner as to vest 0 to 100 percent of the award based on the change in earnings per share from the prior year’s achievement, over the five year vesting period of the award. However, in no case may an award vest more than 100 percent. Additionally, an award may vest 0 percent when there is negative year-over-year growth as was experienced by participants in 2013.

For performance share awards granted prior to 2013, the annual vesting percentage is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus 5 percentage points. In 2013, the Compensation Committee adjusted the equity vesting formula to better align it with the company’s long-range growth plan. The annual vesting percentage for performance share awards granted since 2013 is equal to the year-over–year percentage increase (or decrease) in diluted net income per share, plus 10 percentage points.

Performance share and performance-based incentive stock option annual vesting percentage information is set forth in the following table:

Performance Vesting Year	2011 Award	2012 Award	2013 Award	2014 Award	2015 Award	2016 Award	2017 Award
2012	24%	—	—	—	—	—	—
2013	0%	0%	—	—	—	—	—
2014	17%	17%	25%	—	—	—	—
2015	20%	20%	25%	25%	—	—	—
2016	5%	5%	12%	12%	12%	—	—
2017	0%	1%	9%	9%	9%	9%	—
Total Cumulative Vesting	66%	43%	71%	46%	21%	9%	0%
Years Left Available to Vest	0	0	1	2	3	4	5

For awards made to NEOs in 2010 through 2017, the standard delivery of the vested shares occurs on the earlier of two years after termination of employment or after two years following the end of the five year vesting period. We believe the delivery two years after vesting or termination strengthens our employment agreements and aligns with shareholders’ interests.

For awards made prior to 2015, NEOs were allowed to elect a different time for the delivery of the vested shares before the vesting period began. However, that delivery cannot be less than two years after termination or the five year vesting period.

Dividend equivalents are paid to participants in cash on all performance shares, vested or unvested. Dividend equivalents provide an important link between the executives’ stake in the company and its long-term health. It also better aligns them with our shareholders, who receive between 40 and 50 percent of company earnings in the form of dividends.

The fair value of each share-based award is established on the date of grant. For grants of performance shares and restricted stock units, the fair value is established based on the market price of our common stock on the date of the grant, discounted for post-vesting holding restrictions.

Stock Options

C.H. Robinson awarded performance-based incentive stock options to executives, including the NEOs, in 2014. These awards contain performance-based vesting terms and conditions identical to the performance share grants made to our executives. As noted above, beginning in 2015, incentive stock options granted were time-based, vesting ratably over five years beginning in 2016 and 2017, respectively. For grants of incentive stock options, the fair value is established using the Black-Scholes option pricing model.

V. Additional Compensation Policies and Practices

Equity Plan Acceleration and Post Employment Vesting

We do not have a separate severance pay plan for NEOs.

Our performance share award agreements with our NEOs include provisions to accelerate vesting in full if change in control occurs, or if employment ends due to death or disability. Incentive stock options granted to our NEOs will fully vest and become exercisable immediately in connection with the same events. This treatment for performance share awards and stock option awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event.

Post-employment vesting (for reasons other than death, disability, and change in control) is tied to non-compete agreements and provides protections to the company and our relationships with our employees, customers, and suppliers. For performance share and time-based incentive stock option grants, the following post-employment vesting rules, based on age and tenure with the company, were established:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Executive Stock Ownership Guidelines

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership guidelines for our executive officers. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success aligns our executive interests with that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership guidelines based on all shares of company stock deemed owned by an executive officer, which includes vested stock options, stock held in the company 401(k) plan, vested and unvested performance shares and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children, for our executive officers.

Our equity ownership guidelines for executive officers are as follows:

•	CEO: 6 times base salary

•	Other NEOs: 3 times base salary

•	Other direct reports to the CEO: 3 times base salary

It is expected that new or recently promoted members of the executive team will achieve the appropriate level of ownership within five years of their appointment. As of the end of 2017, all the executive officers had met these ownership guidelines.

Employment Agreements

C.H. Robinson uses employment agreements to protect against former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Certain employees, including all executives, sign a management employment agreement that includes more restrictive non-competition and non-solicitation covenants. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any NEOs, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post Employment Vesting section.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific benefit arrangement and perquisite in 2017 was the personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2017, Mr. Wiehoff had 6.2 hours of personal use of the corporate aircraft. The value of this benefit has been treated as ordinary income and included on Mr. Wiehoff’s 2017 W2.

The Supplemental All Other Compensation table found on page 28 contains information about the benefits and prequisites for each of the NEOs.

Other Broad-Based Employee Benefits

Our NEOs are eligible to participate in all of the same benefit programs as other C.H. Robinson employees. These include:

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S.

employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year.

Employee Stock Purchase Plan

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of the Internal Revenue Code.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision, flexible medical and dependent care spending, short term disability and long term disability, life insurance, and holiday and other paid time off.

VI. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining all elements of the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	Reviewing and approving the company’s compensation program, including equity-based plans, for management employees generally;

(4)	Overseeing the company’s process of conducting advisory shareholder votes on executive compensation; and

(5)	Reviewing the executive officers’ employment agreements, separation and severance agreements, change in control agreements, and other compensatory contracts, arrangements, and benefits.

The Compensation Committee Report on executive compensation is found on page 34 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on base salary compensation for the company’s executive leaders, including each of the NEOs. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chief executive officer’s compensation, as well as approves the compensation for the other NEOs.

At the February Compensation Committee meeting, after the financial results of the previous year have been finalized, our chief executive officer presents to the Compensation Committee his recommendation on annual incentive compensation plans for the company’s executive leaders, including each of the NEOs. During this meeting, the Compensation Committee certifies the APTI results and corresponding incentive compensation for the executive officers for the prior year and approves recommended non-equity incentive targets for the current year.

The Compensation Committee considers many factors when setting compensation plans and awards, including company performance, NEOs’ responsibilities, officer performance, position tenure, experience, and survey information from independent experts. For the past four years, the Compensation Committee engaged Aon Hewitt to present executive compensation market data and practices information to the Compensation Committee in preparation for determining and approving executive compensation. Typically, the Compensation Committee reviews general industry benchmark data every one to two years as provided by Aon Hewitt. The Compensation Committee does periodically plan to seek independent consultative input and consideration of the company’s executive compensation as it continues to assess the company’s executive officer compensation practices.

Equity Compensation

In 2017, our NEOs were awarded performance shares and time-based stock options. Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chief executive officer’s equity compensation award. The Compensation Committee approves the awards for each of the executive officers and approves the equity grants to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the NEOs, is the date of Compensation Committee approval.

VII. Named Executive Officer Compensation

Realized Annual Compensation

C.H. Robinson views total realized annual compensation as total cash (base salary and annual incentive compensation) plus equity vested during that calendar year. As described in the equity compensation section above, the equity compensation of our executive officers is performance based and has significant variability based on company earnings growth. Because performance equity may not vest, we think it is most appropriate to measure total compensation in this way. In the Total 2017 Realized Annual Compensation table for each NEO below, the values in the “Equity Earned” column reflect the actual percentage vested during the calendar year multiplied by the grant date fair value for the performance based awards and the stock options vesting during each year.

Named Executive Officers Performance Evaluation and Compensation

The NEOs are all paid the same compensation elements. The determination of the other NEOs’ 2017 base salary, annual incentive compensation award, and equity compensation followed the practices explained above for executive compensation. Each member of this group is evaluated and his or her compensation is based on a number of different factors, including, but not limited to, the following:

(1)	title, role, scope of responsibility, and relative experience;

(2)	tenure in their position;

(3)	subjective evaluation of individual performance;

(4)	financial performance of the company as a whole;

(5)	financial performance of the portion of the business the NEO leads, where applicable; and

(6)	comparison to market survey information.

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, Chairman, President, and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, annual incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $1,167,000 in 2017. In 2017, Mr. Wiehoff earned annual incentive compensation of $871,475, which was paid in cash on February 28, 2018. The amount was calculated based on his annual incentive compensation agreement, as described in Section IV above. Mr. Wiehoff’s annual incentive compensation plan awarded compensation for the company’s achievement of APTI in certain ranges. Mr. Wiehoff’s 2017 incentive compensation decreased compared to 2016. This was primarily due to enterprise performance not attaining our 2017 target performance goal, which resulted in a below-target incentive payout.

John P. Wiehoff 2017 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$1,167,000	100%	200%	7%	-10%

Total 2017 Realized Annual Compensation: The table below illustrates Mr. Wiehoff’s total realized compensation in 2017 of $3,790,502, an increase of 1.1 percent from 2016.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2017	$1,167,000	$ 871,475	$2,038,475	$1,752,027	$3,790,502
2016	1,167,000	937,270	2,104,270	1,645,457	3,749,727
2015	410,000	1,767,315	2,177,315	3,295,592	5,472,907

In December 2017 and pursuant to the 2013 Equity Incentive Plan, Mr. Wiehoff was granted 32,130 performance shares and 167,370 time-based incentive stock options with a combined grant date fair value of approximately $4.8 million, which is an increase of 13.7 percent over his 2016 grant date fair value. These shares and options are available to begin vesting in 2018.

Andrew C. Clarke, Chief Financial Officer

Andrew C. Clarke joined the company on June 1, 2015. His 2017 annual base salary was $550,000. He earned annual incentive compensation of $230,004 for 2017 paid in cash on February 28, 2018. The increase in 2017 incentive compensation compared to 2016 was primarily the result of Mr. Clarke’s base salary increase, and non-equity incentive target as a percent of base salary increase. This was offset by the fact that our company APTI growth did not obtain our target performance goal, which resulted in a below-target incentive payout.

Andrew C. Clarke 2017 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$550,000	70%	140%	7%	-10%

Total 2017 Realized Annual Compensation: The table below illustrates Mr. Clarke’s total realized compensation in 2017 of $1,072,084, an increase of 13 percent over 2016.

	Salary	Nonequity Incentive	Bonus	Total Cash	Equity Earned	Total Realized Compensation
2017	$550,000	$230,004	$0	$780,004	$292,080	$1,072,084
2016	525,000	210,826	0	735,826	213,071	948,897
2015	291,667	150,208	196,063	637,938	183,951	821,889

Mr. Clarke was awarded 6,080 performance shares and 31,720 time-based incentive stock options in 2017 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was approximately

19.5 percent greater than those he received in 2016. These shares and options are available to begin vesting in 2018.

Robert C. Biesterfeld, Chief Operating Officer and President of North America Surface Transportation

The base salary for Robert C. Biesterfeld was $475,000 in 2017. He earned annual incentive compensation for 2017 of $245,848 paid in cash on February 28, 2018. The 2017 annual incentive compensation award decreased compared to 2016 award due to NAST APTI growth not attaining our target performance goal, which resulted in a below-target incentive payout.

Robert C. Biesterfeld 2017 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	North America Surface Transportation Target Growth %	North America Surface Transportation Actual Growth %
$475,000	80%	160%	7%	-8%

Total 2017 Realized Annual Compensation: The table below illustrates Mr. Biesterfeld’s total realized compensation in 2017 of $1,002,450, an increase of 9.8 percent from 2016.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2017	$475,000	$245,848	$720,848	$281,602	$1,002,450
2016	450,000	250,378	700,378	212,795	913,173
2015	210,000	236,379	446,379	239,747	686,125

In 2017, Mr. Biesterfeld received 6,080 performance shares and 31,720 time-based incentive stock options pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards represented a 9.5 percent increase in award value year-over-year. These shares and options are available to begin vesting in 2018.

Chad M. Lindbloom, Chief Information Officer

Chad M. Lindbloom’s base salary was $590,000 in 2017. He earned annual incentive compensation of $211,484 for 2017, which was paid in cash on February 28, 2018. Mr. Lindbloom’s annual incentive compensation agreement compensated him for the company achieving APTI in certain ranges. The decrease in 2017 incentive compensation compared to 2016 was primarily the result of company APTI growth not attaining our target performance goal, which resulted in a below-target incentive payout.

Chad M. Lindbloom 2017 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Enterprise Target Growth %	Enterprise Actual Growth %
$590,000	60%	120%	7%	-10%

Total 2017 Realized Annual Compensation: The table below illustrates Mr. Lindbloom’s total realized compensation in 2017 of $1,184,899, a decrease of 2.6 percent from 2016.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2017	$590,000	$211,484	$801,484	$383,415	$1,184,899
2016	590,000	236,928	826,928	390,183	1,217,111
2015	270,000	592,195	862,195	774,633	1,636,828

Mr. Lindbloom was awarded 6,080 performance shares and 31,720 time-based incentive stock options in 2017 pursuant to the 2013 Equity Incentive Plan. The grant date fair value of these awards was approximately 9.5 percent greater than those he received in 2016. These shares and options are available to begin vesting in 2018.

Michael J. Short, President of Global Freight Forwarding

In May of 2015, Michael J. Short was promoted to the role of president, Global Freight Forwarding. Mr. Short’s base salary in 2017 was $500,000. He earned $393,549 annual incentive compensation for 2017. The 2017 award increased 30 percent compared to 2016 due to Global Forwarding APTI surpassing target performance of 10 percent growth over 2016.

Michael J. Short 2017 Incentive Compensation Plan

Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary	Global Forwarding Target Growth %	Global Forwarding Actual Growth %
$500,000	70%	140%	10%	13%

Total 2017 Realized Annual Compensation: The table below illustrates Mr. Short’s total realized compensation in 2017 of $1,244,782, a 15.4 percent increase over 2016.

	Salary	Nonequity Incentive	Total Cash	Equity Earned	Total Realized Compensation
2017	$500,000	$393,549	$893,549	$351,233	$1,244,782
2016	500,000	302,724	802,724	275,940	1,078,664
2015	458,750	159,397	618,147	109,961	728,108

In 2017, Mr. Short received 5,400 performance shares and 28,190 time-based incentive stock options pursuant to the 2013 Equity Incentive Plan. These shares and options are available to begin vesting in 2018. The grant date fair value of these awards represented a 9.4 percent increase in award value year-over-year. Mr. Short received an additional time-based award of 9,460 restricted shares upon his promotion in May 2015, which vest ratably over five years.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to each “covered employee” to $1.0 million. Prior to the enactment of tax reform legislation in December 2017, this limitation applied to compensation paid to “covered employees,” which included a company’s chief executive officer, its chief financial officer, and its three other most highly compensated executive officers. Also prior to the enactment of tax reform, certain performance-based compensation was exempt from this limitation if a company met specified requirements.

Recent tax reform legislation retained the $1.0 million deduction limit, but repealed the performance-based compensation exemption and expanded the definition of covered employees, effective for taxable years beginning after December 31, 2017, to include any person who served as a company’s chief executive officer or chief financial officer at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later to these covered employees in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written arrangements that were in place as of November 2, 2017. The Compensation Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation can be used to achieve its compensation objectives described above, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to us.

Summary Compensation Table

Name and Principal Position	Year	(1) Salary ($)	Bonus ($)	(2) Stock Awards ($)		(3) Option Awards ($)	(4) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)
John P. Wiehoff	2017	$1,167,000	$ 0	$2,383,725		$2,383,349	$ 871,475	$0	$28,638	$6,834,187
President and Chief Executive Officer	2016 2015	1,167,000 410,000	0 0	2,369,215 2,016,057		1,825,236 1,908,115	937,270 1,767,315	0 0	23,344 34,102	6,322,065 6,135,589

Andrew C. Clarke	2017	550,000	0	451,075		451,693	230,004	0	10,800	1,693,572
Chief Financial Officer	2016 2015	525,000 291,667	0 196,063	470,598 777,458		354,186 743,672	210,826 150,208	0 0	10,600 21,200	1,571,210 2,180,268

Robert C. Biesterfeld	2017	475,000	0	451,075		451,693	245,848	0	10,800	1,634,416
Chief Operating Officer and President- NAST	2016 2015	450,000 210,000	0 40,600	470,598 403,626		314,874 381,699	250,378 236,379	0 0	10,600 21,200	1,496,450 1,293,504

Chad M. Lindbloom	2017	590,000	0	451,075		451,693	211,484	0	10,800	1,715,052
Chief Information Officer	2016 2015	590,000 270,000	0 0	470,598 429,048		354,186 405,626	236,928 592,195	0 0	10,600 21,200	1,662,312 1,718,069

Michael J. Short	2017	500,000	0	400,626		401,426	393,549	0	10,800	1,706,401
President-Global Freight Forwarding	2016 2015	500,000 458,750	0 0	418,020 895,546	(6)	314,874 381,699	302,724 159,397	0 0	10,600 21,200	1,546,218 1,916,592

(1)	Prior to 2016, the executive annual incentive compensation agreements allowed executives to receive a portion of their annual incentive compensation in semi-monthly prepayments. Upon the change to our new executive compensation plan in 2016, we increased the base salaries to align with market based salaries and eliminated the prepayments.
(2)	The 2015, 2016, and 2017 restricted stock grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rate in diluted net income per share plus ten percentage points. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 25 percent in 2015, 12 percent in 2016, and 9 percent in 2017.
(3)	The 2015, 2016, and 2017 stock option grants are time based awards that vest pro-rata over the five calendar years after the year of grant.
(4)	The dollar amount in this column represents the amount the NEO earned during the respective year under the non-equity annual incentive plan. The amount earned is paid out as cash compensation early in the following year.
(5)	All other compensation for our NEOs is summarized in the Supplemental All Other Compensation table.
(6)	This figure includes 9,460 time based restricted shares with a grant date value of $491,920.00, which vest pro-rata over five years.

Supplemental All Other Compensation Table

Name	Year	Perks and Other Personal Benefits	Tax Reimbursements	(1) Registrant Contributions to Defined Contributions	Insurance Premiums	Other		Total
John P. Wiehoff	2017	$0	$0	$10,800	$0	$17,838	(2)	$28,638
Andrew C. Clarke	2017	0	0	10,800	0	0		10,800
Robert C. Biesterfeld	2017	0	0	10,800	0	0		10,800
Chad M. Lindbloom	2017	0	0	10,800	0	0		10,800
Michael J. Short	2017	0	0	10,800	0	0		10,800

(1)	Represents matching contributions under the company’s qualified 401(k) plan.
(2)	Represents the value of Mr. Wiehoff’s personal use of the corporate aircraft as required under applicable IRS rules.

Dividend Equivalents Paid on Unvested Performance Shares

Name	Year	(1) Performance Shares
		Unvested Shares
John P. Wiehoff	2017	$162,989
	2016	195,417
	2015	175,719

Andrew C. Clarke	2017	36,624
	2016	26,313
	2015	12,021

Robert C. Biesterfeld	2017	26,652
	2016	25,845
	2015	16,112

Chad M. Lindbloom	2017	35,064
	2016	45,879
	2015	44,734

Michael J. Short	2017	35,046
	2016	34,910
	2015	20,289

(1)	Dividends paid on these performance shares were paid directly to the NEO through the company’s payroll system.

Grants of Plan-Based Awards in 2017

Name of Executive	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	(2) Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum

John P. Wiehoff	12/6/17	—	$ —	—	—	—	32,130	(3)	—		$—	$2,383,725
	12/6/17	—	—	—	—	—	—		167,370	(4)	87.15	2,383,349
		0	1,167,000	2,334,000	—	—	—		—		—	—

Andrew C. Clarke	12/6/17	—	—	—	—	—	6,080	(3)	—		—	451,075
	12/6/17	—	—	—	—	—	—		31,720	(4)	87.15	451,693
		0	385,000	770,000	—	—	—		—		—	—

Robert C. Biesterfeld	12/6/17	—	—	—	—	—	6,080	(3)	—		—	451,075
	12/6/17	—	—	—	—	—	—		31,720	(4)	87.15	451,693
		0	380,000	760,000	—	—	—		—		—	—

Chad M. Lindbloom	12/6/17	—	—	—	—	—	6,080	(3)	—		—	451,075
	12/6/17	—	—	—	—	—	—		31,720	(4)	87.15	451,693
		0	354,000	708,000	—	—	—		—		—	—

Michael J. Short	12/6/17	—	—	—	—	—	5,400	(3)	—		—	400,626
	12/6/17	—	—	—	—	—	—		28,190	(4)	87.15	401,426
		0	350,000	700,000	—	—	—		—		—	—

(1)	Under the terms of the award, the amount earned by each executive will be based upon on the company’s or the appropriate business line’s APTI for 2018 and will be paid to the executive in early 2019.
(2)	The amounts in this column represent the grant date fair value for the respective awards. The performance-based restricted shares, vested and unvested, earn dividends at the same rate as common stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each NEO through the company’s payroll system.
(3)	Represents the number of performance shares granted during the reported year to the NEO. These performance-based restricted shares are available to vest over five calendar years beginning in 2018. The actual vesting percentage for each year is the year-over-year growth rate in diluted net income per share plus ten percentage points. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may exercise the options approximately seven years after the grant date. Any restricted shares unvested after five years are forfeited back to the company.
(4)	Represents the number of time-based stock options granted during the reported year to the NEO. These stock options are available to vest over five calendar years beginning in 2018. Once vested, the participant may exercise the options for a period of ten years. Any options unvested after five years are forfeited back to the company.

Outstanding Equity Awards at Fiscal Year-End 2017

	Stock Option Awards						Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	(1) Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	(1) Equity Incentive Plan Awards: Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	41,830	(1)	0	(1)	$68.81	12/7/2021	120,694	$10,752,593
	47,257	(1)	0	(1)	61.91	12/5/2022
	90,028	(1)	36,772	(1)	58.25	12/4/2023
	55,025	(1)	64,595	(1)	74.57	12/3/2024
	60,288	(2)	90,432	(2)	63.58	12/2/2025
	28,972	(2)	115,888	(2)	76.72	12/7/2026
	0	(2)	167,370	(2)	87.15	12/6/2027
Andrew C. Clarke	14,158	(1)	16,622	(1)	62.11	6/2/2025	22,759	2,027,626
	12,060	(2)	18,090	(2)	63.58	12/2/2025
	5,622	(2)	22,488	(2)	76.72	12/7/2026
	0		31,720	(2)	87.15	12/6/2027
Robert C. Biesterfeld	3,071	(1)	0	(1)	68.81	12/7/2021	21,144	1,883,716
	2,897	(1)	0	(1)	61.91	12/5/2022
	8,267	(1)	3,377	(1)	58.25	12/4/2023
	5,038	(1)	5,915	(1)	74.57	12/3/2024
	12,060	(2)	18,090	(2)	63.58	12/2/2025
	5,622	(2)	22,488	(2)	76.72	12/7/2026
	0	(2)	31,720	(2)	87.15	12/6/2027

Chad M. Lindbloom	12,553	(1)	0	(1)	68.81	12/7/2021	25,265	2,250,886
	11,816	(1)	0	(1)	61.91	12/5/2022
	22,507	(1)	9,193	(1)	58.25	12/4/2023
	13,364	(1)	15,686	(1)	74.57	12/3/2024
	12,060	(1)	18,090	(2)	63.58	12/2/2025
	756	(2)	1,134	(2)	63.58	12/24/2025
	5,622	(2)	22,488	(2)	76.72	12/7/2026
	0	(2)	31,720	(2)	87.15	12/6/2027
Michael J. Short	749	(1)	2,412	(1)	58.25	12/4/2023	24,790	2,208,579
	3,778	(1)	4,437	(1)	74.57	12/3/2024
	6,030	(2)	18,090	(2)	63.58	12/2/2025
	4,998	(2)	19,992	(2)	76.72	12/7/2026
	0	(2)	28,190	(2)	87.15	12/6/2027

1)	The 2011-2014 performance-incentive stock option and 2011-2017 performance share grants are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for the 2011 and 2012 award is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. The vesting formula for the 2013-2017 awards are based on the year-over-year percentage growth in diluted net income per share plus ten percentage points. Any performance-incentive stock options and/or performance shares unvested after five years are forfeited back to the company. Once the options are vested, they are exercisable for a period of ten years from the date of grant under the option award agreement. The vested performance shares are deliverable to the NEO according to their prior-made election. The discounts on the performance shares and restricted stock unit grants, calculated using the Black-Scholes option pricing model were, 22% in 2011, 21% in 2012, 21% in 2013, 17% in 2014, 18% in 2015, 15% in 2016, and 15% in 2017.
(2)	Represents the number of time-based stock options granted during the reported year to the NEO. These stock options are available to vest over five calendar years beginning in the calendar year after the year of grant. Once vested, the participant may exercise the options for ten years from the grant date.

Option Exercises and Stock Vested During 2017

Stock Awards
Name of Executive Officer		Number of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
John P. Wiehoff	Options Stock	0 12,542		$0 1,117,394	$0 702,691
Andrew C. Clarke	Options Stock	0 2,009		0 178,982	0 112,342
Robert C. Biesterfeld	Options Stock	0 1,882		0 167,667	0 107,077
Chad M. Lindbloom	Options Stock	0 2,819		0 251,145	0 156,874
Michael J. Short	Options Stock	11,186 3,546	(1)	217,520 274,195	137,335 192,546

(1)	1,892 of these shares are under a time-based vesting award and the balance vest based on the financial performance of the company.

Nonqualified Deferred Compensation (1)

Name of Executive	Executive Contributions in Last Fiscal Year ($)	(2) Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	(3) Aggregate Balance at last Fiscal Year ($)
John P. Wiehoff	$0	$2,800,130	$10,560,188	$3,310,129	$66,070,008
Andrew C. Clarke	0	529,872	365,121	0	2,530,156
Robert C. Biesterfeld	0	529,872	30,662	130,985	2,949,763
Chad M. Lindbloom	0	529,872	1,051,410	562,731	8,202,374
Michael J. Short	0	470,610	451,151	0	2,961,173

(1)	All awards referred to in this table are in the form of performance based restricted shares.
(2)	All values in this column represent the closing market price of the company stock on the grant date of the restricted share award.
(3)	All values in this column are based on the closing market price of the company stock as of December 31, 2017.

Potential Payments Upon Termination or Change in Control

The following table lists the potential value of accelerated vesting of unvested performance shares and performance-based stock options upon termination of employment in the case of change in control, death, or disability of our NEOs. For this purpose, change in control is defined as (i) the ownership by a person or entity of more than 50 percent of the Common Stock of the company, (ii) the completion of a merger or consolidation or sale of all or substantially all of the company’s assets where the company’s directors and shareholders prior to the transaction do not comprise at least 60 percent of the board of the surviving entity and 60 percent of its shareholder base, respectively, or (iii) a majority of the Board of Directors are no longer “continuing directors.” The amounts listed are calculated based on the assumption that the NEOs’ employment was terminated or that a change in control occurred on December 31, 2017, the last day of our reporting year. C.H. Robinson does not gross up payments to executive officers due to a change in control.

Name of Executive	Benefit and Payments Upon Termination	Change in Control, Death or Disability
John P. Wiehoff	Vesting of nonvested stock options	$6,137,118
	Vesting of nonvested restricted shares	10,752,593
Andrew C. Clarke	Vesting of nonvested stock options	1,249,656
	Vesting of nonvested restricted shares	2,027,626
Robert C. Biesterfeld	Vesting of nonvested stock options	991,209
	Vesting of nonvested restricted shares	1,883,716
Chad M. Lindbloom	Vesting of nonvested stock options	1,341,390
	Vesting of nonvested restricted shares	2,250,886
Michael J. Short	Vesting of nonvested stock options	902,276
	Vesting of nonvested restricted shares	2,208,579

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of John P. Wiehoff, our President, Chairman, and Chief Executive Officer (the “CEO”):

For 2017, our last completed fiscal year:

•	the annual total compensation of our median employee was $52,606; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 27 of this proxy statement, was $6,834,187.

Based on this information, for 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 130:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the base salary plus overtime actually paid during fiscal year 2017 to all members of our workforce (including full-time, part-time and temporary employees), other than our CEO and Milgram & Company Ltd. employees, who were employed on October 1, 2017.

In determining the employee population from which we identified the median employee, we excluded the approximately 333 employees who were employed by Milgram & Company Ltd., a company we acquired in 2017.

For purposes of determining the base salary plus overtime actually paid, we included the amount of base salary the employee received during the year, and the amount of overtime the employee received during the year. We included adjustments for annualizing the pay for any permanent employees who were employed by us for only part of the year.

After we performed this calculation using the methodology described above, we reasonably determined that there were irregular compensation characteristics of the median employee’s compensation that would have significant impact on our CEO pay ratio. We then determined to substitute an alternate employee, who had substantially similar base salary plus overtime actually paid to the original median employee, who was a U.S. employee, whose annual total compensation we reasonably believe better reflects our compensation practices for a representative median employee.

Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The annual total compensation of our median employee was determined to be $52,606. This annual total compensation amount for our median employee was then compared to the annual total compensation of our CEO, disclosed above in the Summary Compensation Table, of $6,834,187. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2017, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 408 truckloads. The company paid approximately $1,283,000 to AMMF for these services, which represented just more than one percent of AMMF’s revenues for 2017. Management reported to the Audit Committee that the prices paid for the trucking services provided by AMMF were negotiated by 18 separate offices and were consistent with similar loads carried by other third party vendors using comparable equipment.

Mr. Biesterfeld, our chief operating officer and president of NAST, received a $400,000 loan to cover real estate expenses in connection with his relocation from Arizona to Minnesota in 2011. Mr. Biesterfeld was not an executive officer of our company at the time he received the loan; accordingly, the loan was not subject to approval under our Related Party Transaction policy at the time it was made. Mr. Biesterfeld completed all remaining payments due on the loan in 2017.

C.H. Robinson’s transactions with AMMF and Mr. Biesterfeld were reviewed by our Audit Committee consistent with our Related Party Transaction policy. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Mr. Biesterfeld in light of the factors listed in its Related Party Transactions policy. Based on its review, the Audit Committee determined that the company’s transactions conducted with AMMF and Mr. Biesterfeld were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Audit Committee also determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF in its assessment of Mr. Short’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

Mary J. Steele Guilfoile

Jodee A. Kozlak

James B. Stake

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 1, 2018 by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each NEO of the company named in the Summary Compensation Table and (iii) all current company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them. Percentage ownership of our management is based on 140,345,235 shares of our Common Stock issued and outstanding on March 1, 2018. Percentage ownership of our largest shareholders is based on the percentages set forth in the Schedule 13G/As referenced below.

	(1) Number of Shares Beneficially Owned	Percentage of Outstanding Shares	(2) Number of Performance Shares Granted
The Vanguard Group (3)	15,731,733	11.28%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc. (4)	10,914,859	7.8%
55 East 52nd Street New York, NY 10055
Capital International Investors (5)	10,181,506	7.3%
11100 Santa Monica Boulevard Sixteenth Floor Los Angeles, CA 90025
T. Rowe Price Associates, Inc. (6)	8,095,505	5.8%
100 East Pratt Street Baltimore, MD 21202
John P. Wiehoff (7)	467,093	.33%	718,857
Andrew C. Clarke (8)	31,840	.02%	28,400
Robert C. Biesterfeld (9)	32,255	.02%	31,491
Chad M. Lindbloom (10)	162,966	.12%	85,112
Michael J. Short (11)	16,092	.01%	23,778
Scott P. Anderson	15,258	.01%
Robert Ezrilov	105,619	.08%
Wayne M. Fortun	36,641	.03%
Timothy C. Gokey	644	.00%
Mary J. Steele Guilfoile	9,918	.01%
Jodee A. Kozlak	10,965	.01%
Brian P. Short	54,413	.04%
James B. Stake	16,688	.01%
All current executive officers and directors as a group (18 people)	1,365,913	.97%	1,173,099

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of March 1, 2018, are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The figures in this column represent the performance shares and units granted to the named executive officers and the other executive officers of the company.
(3)

Disclosure is made in reliance upon a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2018. The Vanguard Group, Inc., filing as an investment adviser in accordance with Rule 240.13d-1(b)(ii)(E), has sole voting power over 202,203 shares and sole dispositive power over 15,493,675 shares.
(4)	Disclosure is made in reliance upon a statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2018. BlackRock, Inc., filing as a parent holding company or control person in accordance with Rule 240.13d-1(b)(ii)(G), has sole voting power over 9,462,641 shares and sole dispositive power over 10,914,859 shares. BlackRock, Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds for the sale of Common Stock, but that no single person’s interests in the Common Stock is no more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, by Capital International Investors, filing as an investment adviser in accordance with Rule 204.13d-1(b)(ii)(E), has sole voting power over 9,833,942 shares and sole dispositive power over 10,181,506 shares. Capital International Investors is a division of Capital Research and Management Company.
(6)	Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, by T. Rowe Price Associates, Inc., filing as an investment adviser in accordance with Rule 204.13d-1(b)(ii)(E), has sole voting power over 2,300,539 shares and sole dispositive power over 8,095,505 shares. T. Rowe Price Associates, Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds for the sale of Common Stock, but that no single person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(7)	Includes 323,400 shares underlying performance-based stock options exercisable within 60 days.
(8)	Includes 31,840 shares underlying performance-based stock options exercisable within 60 days.
(9)	Includes 30,987 shares underlying performance-based stock options exercisable within 60 days.
(10)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 78,678 shares underlying performance-based stock options exercisable within 60 days.
(11)	Includes 15,555 shares underlying performance-based stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than 10 percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such executive officers, directors, and greater than 10 percent beneficial owners are required by the regulations of the Securities and Exchange Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10 percent beneficial owners were complied with within 2017.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Scott P. Anderson, Robert Ezrilov, Timothy C. Gokey, Brian P. Short, and James B. Stake. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current Nasdaq listing standards that apply to Audit Committee members, and that Mr. Anderson, Mr. Ezrilov, Mr. Gokey, Mr. Short, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountant for the fiscal year ending December 31, 2017. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountant. The Audit Committee discussed with the independent accountant matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

Our independent accountant also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountant the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditor.

Based upon the Audit Committee’s discussions with management and the independent accountant, the Audit Committee’s review of the representation of management, and the report of the independent accountant to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

James B. Stake

Scott P. Anderson

Robert Ezrilov

Timothy C. Gokey

Brian P. Short

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE

OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act of 1934, as amended. C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	pay incentive compensation aligned with company earnings at various levels;

3)	emphasize both team and company performance;

4)	balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal, we encourage you to review the 2017 Compensation Discussion and Analysis section of this Proxy Statement and related compensation tables and narrative discussion beginning on page 14. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2017 compensation of our named executive officers.

C.H. Robinson has requested shareholder approval of the compensation of our named executive officers on an annual basis. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables, and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal No. 2 is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the independent public accountant for C.H. Robinson for the fiscal year ending December 31, 2018. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the years ended December 31, 2017, and December 31, 2016. The table also includes fees billed for audit related, tax, and other services provided by the independent auditor during the same periods.

Fees	2017	2016
Audit Fees (a)	$1,992,116	$1,728,046
Audit-Related Fees (b)	134,258	1,133,037
Tax Fees (c)	1,930,081	2,144,627
Other Fees (d)	290,000	0

Total	$4,177,087	$5,005,710

(a)	Fees for audit services billed or expected to be billed relating to 2017 and 2016 consisted of:

•	Audit of the company’s annual financial statements and internal controls over financial reporting.

•	Reviews of the company’s quarterly financial statements.

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters.

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit and due diligence procedures related to closed and prospective acquisitions.

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•	Fees for tax compliance services totaled $418,433 and $349,610 in 2017 and 2016, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•	Fees for tax planning and advice services totaled $1,511,648 and $1,795,017 in 2017 and 2016, respectively. Tax planning and advice services are services provided for proposed transactions or other general tax planning matters.

(d)	Fees for other services:

•	Fees for human resource information system due diligence consulting services totaled $290,000 in 2017. There were no fees billed for other services in 2016.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and

Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2017 and 2016 were preapproved, following the policies and procedures of the Audit Committee.

Preapproval Policy

All of the professional services were approved or preapproved in accordance with policies of the Audit Committee and the company. These policies describe the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific preapproval and cannot begin until approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific preapproval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the preapproval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditor.

PROPOSAL FOUR: SHAREHOLDER PROPOSAL ON THE FEASIBILITY OF GREENHOUSE GAS

EMISSIONS DISCLOSURE AND MANAGEMENT

C.H. Robinson has been advised that one of its shareholders, the Sisters of the Presentation of the Blessed Virgin Mary, intends to present a proposal at our Annual Meeting. Please contact our corporate secretary, orally or in writing, if you would like the address and stock ownership information of the Sisters of the Presentation of the Blessed Virgin Mary. If the Sisters of the Presentation of the Blessed Virgin Mary continue to qualify to propose a shareholder proposal under applicable law and it, or its representative, is present at the Annual Meeting and submits this proposal for a vote, then the shareholder proposal will be voted upon at our Annual Meeting. As applicable proxy regulations require, we have included the proposed resolution and supporting statement, exactly as submitted by the shareholder, both of which are set forth below. We disclaim all responsibility for the content of the proposal and the supporting statement.

For the reasons set forth in its Statement in Opposition to Proposal Four immediately following the shareholder proposal below, the Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Beginning of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary:

REPORT ON THE FEASIBILITY OF GHG DISCLOSURE AND MANAGEMENT

RESOLVED: Shareholders request that C.H. Robinson Worldwide, Inc.‘s (Company) board oversee the adoption of time-bound, quantitative, company-wide, science-based targets for reducing total greenhouse gas (GHG) emissions, taking into account the goals of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.

Supporting Statement

In December 2015, representatives of 195 countries adopted the Paris Climate Agreement, which specifies a goal to limit the increase in global average temperatures. To achieve this, climate scientists estimate global GHG emissions need to be reduced by 55 percent by 2050 (relative to 2010 levels), entailing a US reduction target of 80 percent.

In 2017, the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) recommended that companies adopt targets to manage climate-related risks and disclose related strategies. The TCFD is supported by a cross section of influential investors and business leaders.

63 percent of Fortune 100 companies have established targets that will lead to emissions reductions (Source: Power Forward 3.0). Many Company peers and others throughout their value chain are already setting GHG emissions targets and potentially reducing operating costs by boosting fuel efficiency. For instance, Expeditors International set a 27 percent reduction target for Scope 1 and 2 emissions by 2017; the International Air Transport Association committed to a 50 percent reduction in emissions by 2050 (with carbon neutral growth from 2020); and the International Maritime Organization has a mandatory ship energy efficiency management plan, along with a 50 percent reduction target per ton/km in 2050.

Climate change has significant potential to adversely impact the Company’s business. As the Company notes in their most recent 10-K, their contract carriers are subject to increasingly stringent regulations around climate change, which could increase contract costs. As the frequency and intensity of extreme weather events increases with climate change, along with infrastructure risks, shipments may be subject to more frequent delays and losses, ultimately increasing operating costs and potentially threatening revenue.

A similar proposal made by the proponent last year was withdrawn based on Company commitments that were not met. The Company has no company-wide systems in place to monitor, manage, or meaningfully mitigate these risks or capture the opportunities. By not pursuing GHG reduction goals, the Company may not achieve the benefits realized by peers–a competitive disadvantage for the Company and shareholders alike. This is confirmed by MSCI rating the Company as worst-in-class for management of risks from carbon emissions, and by Sustainalytics placing the Company below their peer group average for carbon intensity and GHG reduction programs.

End of Shareholder Proposal and Statement of Support by the Sisters of the Presentation of the Blessed Virgin Mary

Statement of Opposition to and Recommendation of the Board of Directors on Proposal Four

The Board of Directors recommends that you vote against this proposal.

As a non-asset-based logistics company, C.H. Robinson does not directly control the GHG emissions produced from the use of motor carrier or other transportation equipment. In addition, our facilities consist primarily of office space, some warehouse space and not manufacturing or other facilities that consume large amounts of energy and release a commensurate amount of greenhouse gas. However, C.H. Robinson understands the impacts that global integrated supply chains can have on the world’s climate. We also recognize the importance of taking actionable steps designed to help our customers and service providers make informed decisions about how their supply chains operate so the supply chains of today and tomorrow support global environmental sustainability, including reducing greenhouse gas emissions, and make a positive sustainable impact.

Our operations positively impact our customers’ abilities to improve environmental sustainability in many ways, including:

•	Creating Transportation Efficiencies – providing load optimization across transportation modes through both consultative analysis and operational design and execution that helps to reduce miles traveled and increases efficient use of transport equipment, thereby reducing greenhouse gas emissions.

•	Supply Chain Optimization – providing supply chain consultative services designed to minimize supply chain assets, inventories, and transportation miles.

•	Transportation Carbon Emission Reporting – providing customers with time-based carbon emissions estimates, by mode, which highlight opportunities within their supply chains to reduce carbon emissions and improve environmental sustainability.

C.H. Robinson’s operations also raise awareness of and enable our service providers to increase resource efficiencies designed to reduce carbon emissions, including:

•	Reducing Empty Miles – helping motor carriers leverage backhaul capacity to reduce empty miles.

•	Participation in the Environmental Protection Agency’s (“EPA”) SmartWay® Program – C.H. Robinson has been a member of the EPA’s SmartWay program since 2005. In 2017, approximately 3 percent of C.H. Robinson’s contracted motor carriers were SmartWay program participants and nearly 43 percent of all C.H. Robinson brokered shipments were moved using SmartWay participating motor carriers.

•	Supporting Local, Sustainable Farming Programs – identifying, working with, and supporting local and regional farming/growing programs to shorten the distance from farm to table.

C.H. Robinson takes steps to positively influence its own impact on environmental sustainability, including:

•	Reducing Electricity Consumption – implementing point-of-use controls designed to automatically turn lights off when a room is not being used and using high efficiency LED bulbs in corporate headquarters facilities.

•	Reducing Paper and Water Consumption – using improved paper dispensing mechanisms and automated water faucets to reduce the volume of both paper products and water used, as well as the use of compostable trays and other utensils and serving ware at our corporate headquarters facilities.

C.H. Robinson will continue to pursue these and other methods of showing the importance of, and creating a positive impact on, environmental sustainability, including reducing greenhouse gas emissions. However, C.H. Robinson does not believe that the proposal is an effective or prudent use of C.H. Robinson’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL FOUR.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2019 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2019 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2018 Annual Meeting is held on schedule, we must receive notice pertaining to the 2019 Annual Meeting no later than February 9, 2019. Proposals should be sent to the attention of the corporate secretary, and must include certain information about the shareholder and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 9, 2019. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2019 proxy materials, such notice must be received at the above address no later than Monday, December 3, 2018.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: chief legal officer and corporate secretary, by telephone at (952) 937-7829, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our Annual Report and/or Proxy Statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2017, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials. Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 10, 2018, Annual Meeting. You may attend the meeting and vote your shares electronically as part of our virtual meeting of shareholders by visiting www.virtualshareholdermeeting.com/CHRW2018. The meeting will be completely virtual. You will need the control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell
Chief Legal Officer and Secretary

March 29, 2018

C.H. ROBINSON WORLDWIDE, INC.

ATTN: BEN G. CAMPBELL

14701 CHARLSON ROAD, SUITE 200

EDEN PRAIRIE, MN 55347

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CHRW2018

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E41317-P01088	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

C.H. ROBINSON WORLDWIDE, INC. The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees:	For	Against	Abstain

1a. Scott P. Anderson	☐	☐	☐

1b. Robert Ezrilov	☐	☐	☐

1c. Wayne M. Fortun	☐	☐	☐

1d. Timothy C. Gokey	☐	☐	☐

1e. Mary J. Steele Guilfoile	☐	☐	☐

1f. Jodee A. Kozlak	☐	☐	☐

1g. Brian P. Short	☐	☐	☐

1h. James B. Stake	☐	☐	☐

1i. John P. Wiehoff	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

3. Ratification of the selection of Deloitte & Touche LLP as the company's independent auditors for the fiscal year ending December 31, 2018.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4. Report on the feasibility of GHG Disclosure and Management	☐	☐	☐

NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E41318-P01088

C.H. ROBINSON WORLDWIDE, INC.

2018 Annual Meeting of Shareholders

Thursday, May 10, 2018 1:00 P.M. Central Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson 2018 Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson's 2018 Annual Meeting of Shareholders will be completely virtual. You can attend the meeting and vote these shares electronically by visiting www.virtualshareholdermeeting.com/CHRW2018, on May 10, 2018 at 1:00 P.M. local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the item in Proposal 3, and AGAINST the item in Proposal 4. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this Proxy.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side